2015 Executive Officer
Cash Bonus Plan Overview
February 2015

This is a summary of the 2015 DIRECTV Executive Officer Cash Bonus Plan (the “Plan”) and the related Terms and Conditions. The full Terms and Conditions and the Plan govern the Bonuses. Capitalized terms not defined herein shall have the meaning assigned to them in the Plan or the DIRECTV Executive Severance Plan.

TERM/CONCEPT	EXPLANATION
Eligibility	Executives of DIRECTV who may become subject to Internal Revenue Code, or IRC, Section 162(m) and the CFO are eligible to participate in the Plan.
Plan Year	January 1 - December 31
Administration
The Compensation Committee of the Board of Directors, or Committee, administers the Plan. The Plan and its administration are intended to comply with IRC Section 162(m). In the beginning of the Plan Year, the Committee:
Selects one or more annual performance measures for the Plan,
Sets individual executive target bonuses as a percentage of base salary or as a dollar amount, and
Establishes the maximum funding for each executive in the Plan,
At the end of the Plan Year, the Committee determines final bonuses.

Company Performance Measures
For 2015, the Committee has selected growth in cash flow before interest and taxes (“CFBIT”) as the performance measure. If the Company’s CFBIT exceeds $3.0 billion, the available bonus fund will be equal to or greater than the target bonus.

TERM/CONCEPT	EXPLANATION
Bonus Determination
On May 18, 2014, DIRECTV and AT&T entered into an Agreement and Plan of Merger (the “Merger Agreement”). If the merger transaction set forth in the Merger Agreement is set to close during 2015, then immediately before such close, the Committee will determine the year to date performance, and certify the CFBIT performance for Executive Officers for 162(m) purposes.
Post-close, AT&T will determine the bonus plan for the remainder of 2015.
Following the end of the Plan Year, the Committee, or its successor, will review Company, AT&T and individual performance and determine bonuses.
Typically, when determining bonuses the Committee will reduce bonuses from the funded amounts to align the bonuses with Company and individual performance. Company performance will be evaluated on transforming the customer experience, innovation to advance the entertainment experience, delivering financial and operating goals and building talent & teamwork. The Committee may also consider other performance factors in its sole discretion as it determines the actual bonuses. For example, these factors may include net subscriber growth, churn, ARPU growth, SAC, margin improvement, customer satisfaction, revenue growth, cash flow growth and basic EPS growth.

Timing of Payments
Bonuses, if any, are paid by March 15 following the end of the Plan Year. However, for executives who terminate employment at the close of the transaction or through the end of the calendar month of the close due to death, Disability, Retirement, termination without Cause or Effective Termination, bonuses are payable as soon as practicable based on performance determined by the Committee immediately prior to close.

Pro-Rated Bonuses
An executive who participates in the Plan for less than a full year may be eligible for a pro-rated target bonus (see below). A pro rata calculation may also apply to changes in base salary or target bonus percentage that occur during the year.

Taxation	Bonuses are subject to applicable income and employment tax withholding. The Company will also withhold contributions for the savings benefit plans.
Employment Status: Resignation or Termination for Cause
A voluntary resignation during the Plan Year will result in the forfeiture of the bonus.
A termination for cause during the Plan Year or at any time before payment of the bonus will result in the forfeiture of the bonus.

Retirement, Termination without Cause; Death; Disability or Effective Termination
Executives who terminate for these reasons are eligible to receive a pro-rated bonus during the usual payout cycle. Individual employment agreements may have other terms and conditions. The Committee may use daily, monthly or other methods to pro rate the bonuses.

Leave of Absence During the Year	Executives who are on an unpaid Company-approved leave of absence during the Plan Year are eligible to receive a bonus (pro-rated to exclude the period of their absence) during the usual payout cycle.
Employee Benefits	Bonuses are Covered Compensation for purposes of determining 401(k) and pension benefits.
Recovery of Bonus Awards
If the financial or operating results used to determine the payout of bonuses are subsequently restated or revised such that smaller bonuses would have been awarded using such restated or revised results, the Company will be entitled to recover the portion of the bonuses that should not have been awarded. See the policy statement in the 2014 Proxy Statement section “Compensation Discussion and Analysis.”